UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2005

THE MOSAIC COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-32327	20-0891589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12800 Whitewater Drive Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 984-0316

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation.

On February 18, 2005, The Mosaic Company (“Mosaic”) entered into an $850 million credit facility with JPMorgan Chase Bank, N.A., as Administrative Agent, and certain other lenders (the “Mosaic Credit Facility”). The Mosaic Credit Facility replaces (i) a prior credit facility entered into on October 22, 2004 by Mosaic with JPMorgan Chase Bank, N.A., as Administrative Agent, and certain other lenders (the “Interim Facility”) that consisted of a revolving facility of up to $160 million and (ii) a prior credit facility initially entered into on May 17, 2001 and amended and restated as of February 21, 2003, as amended, by Mosaic Global Holdings Inc. with JPMorgan Chase Bank, N.A., as Administrative Agent, and certain other lenders (the “Mosaic Global Holdings Credit Facility” and, together with the Interim Facility, the “Prior Credit Facilities”) that consisted of a revolving facility of up to $210.0 million and a term loan facility of approximately $249.8 million. Mosaic terminated the Prior Credit Facilities contemporaneously with Mosaic’s entry into the Mosaic Credit Facility and all outstanding borrowings under the Prior Credit Facilities were repaid from the proceeds of the Mosaic Credit Facility.

The Mosaic Credit Facility is intended to serve as Mosaic’s primary senior secured bank credit facility to meet the combined liquidity requirements of all of Mosaic’s business segments. The Mosaic Credit Facility includes a $450 million revolving credit facility (the “Revolving Facility”), a $50 million Term Loan A facility (the “Term Loan A Facility”) and a $350 million Term Loan B facility (the “Term Loan B Facility”). The borrowers under the Revolving Facility are Mosaic, Mosaic Fertilizer, LLC and Mosaic Global Holdings Inc.; the borrower under the Term Loan A Facility is Mosaic Potash Colonsay ULC; and the borrower under the Term Loan B Facility is Mosaic Global Holdings Inc. The interest rate currently applicable to borrowings under the Revolving Facility and the Term Loan A Facility is Libor plus 1.25 percent while the interest rate applicable to the Term Loan B Facility is Libor plus 1.50 percent.

The maturity date of the Revolving Facility is February 18, 2010, the maturity date of the Term Loan A Facility is February 19, 2010 and the maturity date of the Term Loan B Facility is February 21, 2012; provided, however, that an Event of Default would occur unless (a) prior to November 30, 2007, Mosaic Global Holdings’ 10.875% Senior Notes due 2008 and Phosphate Acquisition Partners L.P.’s 7% Senior Notes due 2008

(collectively, the “2008 Senior Notes”) have either been repurchased, redeemed or refinanced pursuant to an issuance of unsecured debt securities having a maturity date after August 1, 2012 that have terms no less favorable than those of Mosaic Global Holdings’ 10.875% Senior Notes due 2013, such that not more than $100,000,000 of the 2008 Senior Notes remains outstanding on November 30, 2007, and otherwise in accordance with the provisions of the credit agreement relating to the Mosaic Credit Facility (the “Credit Agreement”), (b) as of November 30, 2007, the Leverage Ratio (as defined in the Credit Agreement) is less than 2.5 to 1.0, or (c) prior to November 30, 2007, (i) all obligations under the Credit Agreement have been paid in full, and (ii) the lenders have no further commitment to lend, or further exposure under letters of credit issued, under the Credit Agreement. There can be no assurance that, prior to November 30, 2007, the 2008 Senior Notes will have been repurchased, redeemed or refinanced, that the Leverage Ratio will be less than 2.5 to 1.0, or that all obligations under the Credit Agreement will have been paid in full and the lenders will have no further commitments to lend or exposure under letters of credit, in accordance with the provisions of the Credit Agreement referred to in the preceding sentence.

Prior to maturity, in general, the applicable borrower is obligated to make quarterly amortization payments of principal commencing June 30, 2005 with respect to the Term Loan A Facility and the Term Loan B Facility of $593,750 and $1 million, respectively. In addition, if Mosaic’s Leverage Ratio is more than 3.75 to 1.0, borrowings must be prepaid from 50% of Excess Cash Flow (as defined in the Credit Agreement) for each fiscal year beginning with the fiscal year ending May 31, 2006.

Under the Revolving Facility, Mosaic may from time to time borrow, repay and reborrow amounts as revolving loans or swingline loans or obtain letters of credit, up to a maximum of $450 million principal amount outstanding at any time. As of February 18, 2005, there were no borrowings outstanding under the Revolving Facility and outstanding letters of credit totaled approximately $136.2 million. The net available borrowings under the Revolving Facility as of February 18, 2005 was approximately $313.8 million. As of February 18, 2005, the outstanding principal amount of borrowings under the Term Loan A Facility and the Term Loan B Facility were $50 million and $350 million, respectively.

The obligations under the Mosaic Credit Facility are guaranteed by Mosaic, subsidiaries comprising substantially all of Mosaic’s domestic operations, Mosaic Canada ULC and Mosaic Potash Colonsay ULC (Mosaic and such subsidiaries being collectively referred to as the “Loan Parties”). The obligations are secured by the security interests in, mortgages on and/or pledges of (i) the equity interests held directly by the Loan Parties in Mosaic’s domestic subsidiaries, (ii) 65% of the equity interests in foreign subsidiaries (other than Loan Parties) of Mosaic held directly by Loan Parties, (iii) intercompany borrowings by Mosaic subsidiaries held directly by Loan Parties; (iv) the Belle Plaine, Saskatchewan, potash mine of Mosaic Canada ULC, the Colonsay, Saskatchewan potash mine of Mosaic Potash Colonsay ULC, the Hersey, Michigan, potash mine of Mosaic USA LLC and the Riverview, Florida, phosphates plant of Mosaic Fertilizer, LLC; and (v) all inventory and receivables of the Loan Parties.

The Credit Agreement has cross-default provisions that, in general, provide that a failure to pay principal or interest under other indebtedness in excess of $30 million will result in a cross-default.

The Credit Agreement requires Mosaic to maintain certain financial ratios, including a leverage ratio and an interest coverage ratio. Mosaic’s access to funds is dependent upon its product prices, input costs and market conditions. During periods in which product prices or volumes, raw material prices or availability, or other conditions reflect the adverse impact of cyclical market trends or other factors, there can be no assurance that Mosaic would be able to comply with applicable financial covenants or meet its liquidity needs. Mosaic cannot assure that its business will generate sufficient cash flow from operations in the future, that its currently anticipated growth in net sales and cash flow will be realized, or that future borrowings will be available when needed or in an amount sufficient to enable Mosaic to repay indebtedness or to fund other liquidity needs. Mosaic expects to be in compliance with the provisions of the Credit Agreement throughout fiscal 2005; however, in the event that Mosaic were not to maintain the required financial ratios, there can be no assurance that Mosaic would be able to obtain any necessary waivers or amendments from the requisite lenders. Any failure to comply with the restrictions of the Credit Agreement may result in an event of default. Such default may allow the creditors to accelerate the related debt, which may trigger cross-acceleration or cross-default provisions in other debt. In addition, lenders may be able to terminate any commitments they had made to supply the Company with further funds (including periodic rollovers of existing borrowings).

The Credit Agreement also contains other events of default and covenants that limit various matters. Such covenants include limitations on capital expenditures, joint venture investments, monetary acquisitions and indebtedness. In addition, the Credit Agreement generally limits the payment of dividends on Mosaic’s common stock and repurchases or redemptions of Mosaic’s capital stock beginning February 18, 2005 to $20 million plus an amount equal to the sum of (a) 25% of Consolidated Net Income (as defined in the Credit Agreement) for each fiscal year beginning with the fiscal year ending May 31, 2006 and (b) 25% of the net proceeds from equity offerings by Mosaic that comply with the applicable requirements of the Credit Agreement. Additionally, after the payment of any future cash dividends on common stock, the sum of additional borrowings available under the Revolving Facility plus permitted investments must be at least $100 million.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

Reference is made to the Exhibit Index hereto, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MOSAIC COMPANY

Date: February 25, 2005	By:	/s/ Richard L. Mack
	Name:	Richard L. Mack
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description
4.v.	Credit Agreement dated as of February 18, 2005 among The Mosaic Company, Mosaic Fertilizer, LLC, Mosaic Global Holdings Inc., Mosaic Potash Colonsay ULC, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto